Exhibit 97
Levi Strauss & Co.
Amended and Restated Policy for Recoupment of Incentive Compensation

1.    Introduction

Upon the recommendation of the Compensation and Human Capital Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Levi Strauss & Co., a Delaware corporation (the “Company”), the Board has determined that it is in the best interests of the Company and its shareholders to adopt this amended and restated Policy for Recoupment of Incentive Compensation (as so amended and restated, this “Policy”) providing for the Company’s recoupment of Recoverable Incentive Compensation that is received by Covered Officers of the Company under certain circumstances. Certain capitalized terms used in this Policy have the meanings given to such terms in Section 3 below.

This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”, and together, the “Clawback Rules”).

2.    Effective Date

This Policy shall apply to all Incentive Compensation that is received by a Covered Officer on or after October 2, 2023 (the “Effective Date”). Incentive Compensation is deemed “received” in the Company’s fiscal period in which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. For the avoidance of doubt, Incentive Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the Financial Reporting Measure is achieved, even if the Incentive Compensation continues to be subject to the service-based vesting condition.

3.    Definitions

“Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, an Accounting Restatement will not be deemed to occur in the event of a restatement of the Company’s financial statements due to a retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

“Accounting Restatement Date” means the earlier to occur of (a) the date that the Board, a committee of the Board authorized to take such action, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Administrator” means the Compensation Committee or, in the absence of such committee, the
Board.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Covered Officer” means each current and former Executive Officer. “Exchange” means the New York Stock Exchange.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officer” means any individual who is or was an executive officer as determined by the Administrator in accordance with the definition of “executive officer” as set forth in the Clawback Rules and any other senior executive, employee or other personnel of the Company who may from time to time be deemed subject to the Policy by the Administrator. Executive officers of the Company’s subsidiaries are deemed executive officers

Exhibit 97
of the Company if they perform such policy-making functions for the Company. For the avoidance of doubt, the Administrator shall have full discretion to determine which individuals in the Company shall be considered an “Executive Officer” for purposes of this Policy.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures, including Company stock price and total shareholder return (“TSR”). For the avoidance of doubt, a Financial Reporting Measure (i) includes “non-GAAP” financial measures for purposes of Regulation G of the Exchange Act, as well other measures, metrics and ratios that are not non-GAAP measures and (ii) need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For avoidance of doubt, the following shall not be considered Incentive Compensation for purposes of this Policy: (i) grants of restricted stock, restricted stock units, stock options, stock appreciation rights, or similar equity awards if neither the grant nor vesting of the award is based upon the attainment of a Financial Reporting Measure, notwithstanding the fact that the value of the stock may be affected by an Accounting Restatement; and
(ii) discretionary and subjective bonuses (other than bonuses paid from a pool the amount of which is determined by the achievement of Financial Reporting Measures) or bonuses or incentives based upon the achievement of continued employment or achievement of strategic, operational, or personal objectives.

“Lookback Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (resulting from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period of at least nine months shall count as a completed fiscal year). Notwithstanding the foregoing, the Lookback Period shall not include fiscal years completed prior to the Effective Date.

“Recoverable Incentive Compensation” means, with respect to each Covered Officer in connection with an Accounting Restatement, Incentive Compensation received by such Covered Officer during the Lookback Period that exceeds the amount of Incentive Compensation that otherwise would have been received had such amount been determined based on the Accounting Restatement, computed without regard to any taxes paid (i.e., on a gross basis without regard to tax withholdings and other deductions). For any compensation plans or programs that take into account Incentive Compensation, the amount of Recoverable Incentive Compensation for purposes of this Policy shall include, without limitation, the amount contributed to any notional account based on Recoverable Incentive Compensation and any earnings to date on that notional amount. For any Incentive Compensation that is based on stock price or TSR, where the Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Administrator will determine the amount of Recoverable Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange in accordance with the Listing Standards.

“SEC” means the U.S. Securities and Exchange Commission.

4.    RECOUPMENT

(a)    Applicability of Policy. This Policy applies to Incentive Compensation received by a Covered Officer: (i) after beginning services as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for such Incentive Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (iv) during the Lookback Period.

(b)    Recoupment Generally. Pursuant to the provisions of this Policy, if there is an Accounting Restatement, the Company must reasonably promptly recoup the full amount of the Recoverable Incentive Compensation, unless the Compensation Committee, or, if such committee does not consist solely of independent directors, a majority of the independent directors serving on the Board, has made a determination that recoupment would be impracticable based solely upon one of the factors described in Section 4(c). Recoupment is required regardless of whether the Covered Officer engaged in any misconduct and regardless of fault, and the Company’s obligation to recoup Recoverable Incentive Compensation is not dependent on whether or when any restated financial statements are filed.

(c)    Impracticability of Recovery. Recoupment may be determined to be impracticable if, and only if:

(i)    the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the applicable Recoverable Incentive Compensation; provided that, before concluding that it would be

Exhibit 97
impracticable to recover any amount of Recoverable Incentive Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Recoverable Incentive Compensation without use of a third party, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange in accordance with the Listing Standards; or

(ii)    recoupment of the applicable Recoverable Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Code Section 401(a)(13) or Code Section 411(a) and regulations thereunder.

(d)    Sources of Recoupment. To the extent permitted by applicable law, the Administrator shall, in its sole discretion, determine the timing and method for recouping Recoverable Incentive Compensation hereunder, provided that such recoupment is undertaken reasonably promptly. The Administrator may, in its discretion, seek recoupment from a Covered Officer from any of the following sources or a combination thereof, whether the applicable compensation was approved, awarded, granted, payable, or paid to the Covered Officer prior to, on or after the Effective Date: (i) direct repayment of Recoverable Incentive Compensation previously paid to the Covered Officer; (ii) cancelling prior cash or equity-based awards (whether vested or unvested and whether paid or unpaid); (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Code Section 409A; and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effectuate recoupment under this Policy from any amount otherwise payable to the Covered Officer, including amounts payable to such individual under any otherwise applicable Company plan or program (e.g., base salary, bonuses or commissions and compensation previously deferred by the Covered Officer). The Administrator need not utilize the same method of recovery for all Covered Officers or with respect to all types of Recoverable Incentive Compensation. Notwithstanding any other plan, policy or program of the Company, or the terms of any employment agreement or offer letter, the Administrator may require any person receiving any award that may result in the receipt of Incentive Compensation (whether or not a Covered Officer at the time of such award) to execute an acknowledgement in the form appended to this Policy, with such revisions as the Administrator may deem appropriate.

(e)    No Indemnification of Covered Officers. Notwithstanding any indemnification agreement, applicable insurance policy, or any other agreement or provision of the Company’s certificate of incorporation or bylaws to the contrary, no Covered Officer shall be entitled to indemnification or advancement of expenses in connection with any enforcement of this Policy by the Company, including paying or reimbursing such Covered Officer for insurance premiums to cover potential obligations to the Company under this Policy.

(f)    Indemnification of Administrator. The Administrator (including any members thereof), and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be indemnified by the Company to the fullest extent under applicable law and Company policy and governing documents with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy and governing documents.

(g)    No “Good Reason” for Covered Officers. Any action by the Company to recoup or any recoupment of Recoverable Incentive Compensation under this Policy from a Covered Officer shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Officer or (ii) to constitute a breach of a contract or other arrangement to which such Covered Officer is party.

(h)    Reimbursement. Subject to the discretion of the Administrator, an applicable Covered Officer may be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Recoverable Incentive Compensation in accordance with Section 4(b).

5.    Administration

Except as specifically set forth herein, this Policy shall be administered by the Administrator. The Administrator shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Administrator with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy. In carrying out the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions that the Administrator, in its sole discretion, deems necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Exhibit 97
6.    Severability

If any provision of this Policy or the application of any such provision to a Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

7.    No Impairment of Other Remedies

Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Officer arising out of or resulting from any actions or omissions by the Covered Officer. This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

8.    Amendment; Termination

The Administrator may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in its sole discretion. The Administrator shall amend this Policy as it deems necessary to comply with applicable law or any Listing Standard.

9.    Successors

This Policy shall be binding and enforceable against all Covered Officers and, to the extent required by Rule 10D-1 and/or the applicable Listing Standards, their beneficiaries, heirs, executors, administrators or other legal representatives.

10.    Required Filings

The Company shall make any disclosures and filings with respect to this Policy that are required by law, including as required by the SEC.

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